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                                                                      EXHIBIT 99

PRESS RELEASE

Press contacts:
Jennifer Glass
Intuit Director of Corporate Communications (415) 944-3569 jennifer_glass@intuit.com

Melissa Walia
Excite Public Relations Manager

INTUIT TO INVEST $40 MILLION IN EXCITE

         Companies to Create the Premiere Personal Finance Channel on the Internet.

        REDWOOD CITY/MOUNTAIN VIEW, CA -- June 11, 1997 -- Intuit (NASDAQ:INTU) and Excite (NASDAQ:XCIT) announced today that Intuit will make a $40 million equity investment in Excite and that the companies are entering into a seven-year agreement to program, promote and distribute a new online financial channel. The alliance combines Excite's core competencies in distribution and programming with Intuit's strengths in financial software and content to create the Web's foremost channel for personal finances.

        Large-scale distribution and content relationship

        Beginning this summer, the new financial channel will feature content and services designed to help consumers organize and manage their personal financial lives and make better financial decisions. The channel will include financial information and news, stock quotes, directories of services, tracking and decision tools and transactional services. The companies expect that revenue will be generated from a combination of advertising and fees for enabling transactions for financial products and services.

        The new financial channel will be distributed throughout the Excite Network including Excite, WebCrawler and Magellan - as well as through Quicken Financial Network and actively promoted to Quicken's installed base of 10 million software customers.

        "With this collaboration, Intuit and Excite have pioneered a new model integrating distribution and content," said George Bell, president and CEO of Excite. "Excite Network's 2.5 million daily users combined with Quicken's 10 million active users will give the companies unprecedented cross-promotion and distribution opportunities."

        "The Web truly enables us to improve the way people manage their finances, make financial decisions, and shop for financial services," said Scott Cook, chairman and co-founder of Intuit. "This alliance with Excite will increase the speed with which we will be able to deliver these solutions and dramatically expand the number of people we can reach."


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        Under the agreement, Intuit will become the exclusive provider and aggregator of financial content on all of Excite's services, and Excite will become the exclusive search and navigation service featured in Intuit's popular Quicken, QuickBooks and TurboTax products.

        In the transaction, Intuit will purchase 2.9 million shares of Excite common stock, representing approximately 19 percent of Excite's common shares outstanding (excluding preferred stock and options). Based on a fixed price of $13.50 per Excite share, the transaction is valued at approximately $40 million. The transactions between the two companies have been approved by both Boards. Intuit's investment is subject to certain terms and conditions, including execution of a definitive agreement and obtaining regulatory approval.

        About Intuit Inc.

        Intuit Inc., a financial software and Web-based services company, develops and markets Quicken, the leading personal finance software; TurboTax, the best-selling tax preparation software; and QuickBooks, the most popular small business accounting software. Intuit's Quicken Financial Network (www.quicken.com) offers a complete set of personal finance news, information, and tools, including the leading mutual fund and insurance sites. Intuit's products and services enable individuals, small businesses, and financial professionals to better manage their financial lives and businesses.

        About Excite, Inc.

        Founded in 1994, Excite, Inc. is a leading navigation hub on the Internet. The Excite Network consists of four leading brands: Excite (http://www.excite.com), WebCrawler (http://webcrawler.com), Excite City.Net (http//city.net) and Magellan (http://www. mckinley.com).

        Excite offers topic-based channels of information where consumers can find topical news and content, reviews and guides, bulletin boards, chat and search. WebCrawler offers consumers simple, but powerful online search solutions. Excite City.Net offers travelers a comprehensive travel resource for travel planning, complete with destination information and transaction capabilities. The Magellan Internet Guide offers a catalog of "green light" or safe sites on the Internet. Based in Redwood City, Calif., Excite, Inc. (NASDAQ:
XCIT) has strategic relationships with America Online, Inc., Tribune Company, CUC Investments Inc., Apple Computer, Inc. and Netscape Communications Corp.


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